EXHIBIT 5.1

[EPSTEIN BECKER & GREEN, P.C. LETTERHEAD]

February 3, 2004

Bradley Pharmaceuticals, Inc. 383 Route 46 West Fairfield, NJ 07004

Ladies and Gentlemen:

We have acted as counsel to Bradley Pharmaceuticals, Inc. (the “Company”) in connection with its filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 500,000 shares (the “Shares”), of the Company’s authorized and unissued shares of common stock, $.01 par value, issuable under the Bradley Pharmaceuticals, Inc. 401(k) Savings Plan (the “Plan”), and an indeterminate number of interests to be offered or sold pursuant to the Plan.

As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

As to all matters of fact, we have relied upon, and assumed the accuracy and truthfulness of the aforesaid certificates and other documents and certain representations of the Company made to us in connection with this opinion, without conducting any factual investigation.

We do not express any opinion concerning any laws other than the Delaware General Corporation Law and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

February 3, 2004 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

EPSTEIN BECKER & GREEN, P.C.

By:	/s/ THEODORE L. POLIN
Member of the Firm